Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Terry Sanford, EVP & CFO Carriage Services, Inc. 713-332-8400

	Investors:	Alexandra Tramont/Matt Steinberg FD (212) 850-5600
DIRECTOR BILL HEILIGBRODT JOINS CARRIAGE SERVICES AS VICE CHAIRMAN OF THE BOARD OF DIRECTORS
     HOUSTON September 7, 2011 — Carriage Services, Inc. (NYSE: CSV) today announced that L. William “Bill” Heiligbrodt, a current member of the Company’s Board of Directors, has joined Carriage Services as a full-time Executive Officer as the Vice Chairman of the Board of Directors. In his new role, Mr. Heiligbrodt will be actively working with other members of executive management and with Board members on Carriage’s acquisition strategy, capital markets strategy, investor relations and operational execution.
     “I am delighted to announce that Bill Heiligbrodt has joined our Company full-time as Vice Chairman of the Board of Directors and an Executive Officer,” stated Mel Payne, Chief Executive Officer. “Bill joined our Board in February 2009 and was already heavily involved with me and our executive team as Lead Director, Chairman of the Executive Committee and Chairman of the Compensation Committee. The fact that Bill is joining Carriage 20 years after its founding in June 1991 when he provided the encouragement, coaching and funding in his role as President and COO of Service Corporation International is personally thrilling. Bill is joining Carriage at a time of unprecedented opportunity and growth and he brings a wealth of operational and financial knowledge and experience to his new role. As a team we intend to produce strong shareholder returns as we move forward.”

     Mr. Heiligbrodt commented, “I am looking forward to returning full-time to this very special industry in which I have been involved for over forty years as a lender, director and corporate officer. Carriage Services is a unique player in the industry and I am especially looking forward to being involved internally with Carriage’s future and its exciting growth opportunities going forward.”
     As a result of this announcement, the total number of Carriage Services directors remains unchanged at six directors, and now includes four independent directors and two inside directors.
     Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 152 funeral homes in 25 states and 33 cemeteries in 12 states.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2010, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.